AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2007

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMAGEWARE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0224167
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

10883 Thornmint Road

San Diego, CA  92127

(858) 673-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

S. James Miller, Jr.

Chief Executive Officer

ImageWare Systems, Inc.

10883 Thornmint Road

San Diego, CA 92127

(858) 673-8600

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carl Sanchez, Esq.

Paul, Hastings, Janofsky & Walker, LLP

3579 Valley Centre Drive

San Diego, California  92130

(858) 720-2500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	3,500,610	$1.66	$5,811,012.60	$178.40

(1)

The amount is comprised of (i) 2,016,666 shares of the Registrant’s common stock held by certain selling stockholders named in the prospectus contained herein and any supplements thereto, (ii) 210,528 shares of the Registrant’s common stock issuable upon conversion of the Registrant’s Series D preferred stock held by certain selling stockholders named in the prospectus contained herein and any supplements thereto, and (iii) 1,273,416 shares of the Registrant’s common stock issuable upon exercise of warrants outstanding on the date hereof and held by certain selling stockholders named in the prospectus contained herein, and any supplements thereto, 113,834 of which are immediately exercisable and 1,008,333 of which are exercisable beginning March 26, 2008. The Registrant is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. The Registrant will, however, receive the exercise price of the warrants if and when the warrants are exercised for cash. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the Registrant’s common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high ($1.68) and low ($1.64) sales prices of the Registrant’s common stock on November 5, 2007, as reported on the American Stock Exchange.  It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2007

PROSPECTUS

3,500,610 SHARES

IMAGEWARE SYSTEMS, INC.

COMMON STOCK

This prospectus relates to the resale of up to 3,500,610 shares of common stock of ImageWare Systems, Inc., a Delaware corporation, that the selling stockholders may offer from time to time. The selling stockholders include those holders named in the table under the section entitled “Selling Stockholders” beginning on page 12 of this prospectus.

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. We will bear the cost of the registration of these shares.

Subject to the restrictions described in this prospectus, the selling stockholders (directly, or through agents or dealers designated from time to time) may sell the shares of our common stock being offered by this prospectus from time to time, on terms to be determined at the time of sale. The prices at which these selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is quoted on the American Stock Exchange under the symbol “IW.” On November 5, 2007, the last reported sales price of our common stock, as reported on the American Stock Exchange,  was $1.64 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                                   , 2007.

TABLE OF CONTENTS

About This Prospectus

Prospectus Summary

Risk Factors

Cautionary Statement Concerning Forward-Looking Information

Use of Proceeds

Selling Stockholders

Relationship of Selling stockholders to the Company

Plan of Distribution

Experts

Legal Matters

Where You Can Find More Information

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized, and the selling stockholders may not authorize, any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission (the “SEC”) on behalf of the selling stockholders, who are named in the table under the section entitled “Selling Stockholders” beginning on page 12 of this prospectus, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time until this registration statement is withdrawn from registration by us, sell the shares of our common stock being offered under this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that the selling stockholders may offer. To the extent required, the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering by any selling stockholder may be set forth in an accompanying prospectus supplement.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information.”

To the extent permitted by applicable law, rules or regulations, we may add, update or change the information contained in this prospectus by means of a prospectus supplement or post-effective amendments to the registration statement of which this prospectus forms a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by another method as may then be permitted under applicable law, rules or regulations.

You should rely only on the information contained in this prospectus or any related prospectus supplement, including the content of all documents now or in the future incorporated by reference into the registration statement of which this prospectus forms a part.  The selling stockholders may not authorize anyone to provide you with different information. We are not, and the selling stockholders are not, making an offer of the shares of our common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS CONTAINED IN THE SECTION ENTITLED “RISK FACTORS” IN THIS PROSPECTUS, AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.   This summary does not contain all the information that you should consider before investing in our common stock.  You should read this entire prospectus, including all documents incorporated by reference, carefully, especially “Risk Factors” and our financial statements and related notes incorporated by reference herein.  Please see the section entitled “Where You Can Find More Information.”

We use the terms “we,” “us,” “our,” “the Company” and “ImageWare” in this prospectus to refer to ImageWare Systems, Inc. and its consolidated subsidiaries.

Our Business

ImageWare Systems, Inc. is a leader in the emerging market for software-based identity management solutions, providing biometric, secure credential, law enforcement and enterprise authorization.  Our “flagship” product is the IWS Biometric Engine.  Scalable for small city business or worldwide deployment, our biometric engine is a multi-biometric platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  Our identification products are used to manage and issue secure credentials, including national IDs, passports, driver licenses, smart cards and access control credentials. Our law enforcement products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. We also provide comprehensive authentication security software.  The biometric technology is now an integral part of all markets we address, and all of our products are integrated into the Biometric Engine Platform.  Elements of the biometric engine can be used as investigative tools to law enforcement, potentially utilizing multiple biometrics and forensic data elements, and to enhance security and authenticity of public and private sector credentials.

Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a biometric identity management platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications. The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents. It can also be utilized within our law enforcement systems to incorporate any number of various multiple biometrics into one system.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of seven software modules: A Capture and Investigative module, which provides a criminal booking system and related database; A Facial Recognition module, which uses biometric facial recognition to identify suspects; A Suspect ID module, which facilitates the creation of full-color, photo-realistic suspect composites; A wireless module, which provides access to centrally stored records over the Internet in a connected or wireless fashion: A

PDA add-on module which enables access to centrally stored records while in the field on a handheld Pocket PC compatible device combined with central repository services which allows for inter-agency data sharing on a local, regional, and/or national level, and a LiveScan module which incorporates LiveScan capabilities into IWS Law Enforcement, providing integrated fingerprint and palm print biometric management for civil and law enforcement use.

Our Secure Credential ID solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards and credentials and identification systems. Our products in this market consist of IWS EPI Suite, IWS EPI Builder (SDK), Identifier for Windows and ID Card Maker. These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments. We have recently added the ability to incorporate multiple biometrics into the ID systems we offer with the addition of our new IWS Biometric Engine to our product line.

Our enterprise authentication software includes the IWS Desktop Security software solution which is a comprehensive authentication management infrastructure specifically designed to provide enterprise networks with the most advanced authentication mechanisms including biometrics, RFID technology, USB flash memory modules, Trusted Platform Module (TPM), and smart cards.

IWS Desktop Security enables organizations to maintain a simplified, yet secure, method of seamlessly integrating various security devices within a centralized authentication platform.  Utilizing the platform, organizations are able to replace passwords, strengthen user authentication and condense existing authentication technologies and oversee authentication policies for the entire network environment.

Our offices are located at 10883 Thornmint Road, San Diego, California 92127, and our telephone number at this address is (858) 673-8600.  Our website address is www.iwsinc.com.  Information contained on our website, or that can be accessed through our website, is not a part of this prospectus.

See the section entitled “Where You Can Find More Information.”

The Offering

This prospectus relates to the resale by certain selling stockholders of up to 2,016,666 shares of common stock and 210,528 shares of common stock issuable upon conversion of our Series D Preferred Stock and 1,273,416 shares of common stock issuable upon exercise of warrants to purchase common stock outstanding on the date hereof. We will not receive any proceeds from the sale of securities by the selling stockholders listed herein.

The selling stockholders may sell the shares of common stock subject to this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Furthermore, the selling stockholders may effectuate such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The selling stockholders may be deemed to be “underwriters,” as defined in the Securities Act. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any selling stockholders’ securities as principals, any profits received by such broker-dealers on the resale of the selling stockholders’ securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the selling stockholders’ securities offered by selling stockholders will be borne by us. Brokerage commission, if any, attributable to the sale of the selling stockholders’ securities will be borne by the selling stockholders.

See the section entitled “Plan of Distribution” below.

Our common stock is traded on the American Stock Exchange under the symbol “IW.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have had net losses in our five most recent fiscal years and currently have stockholders’ equity of less than $6,000,000, and as a result, the American Stock Exchange (“AMEX”), may consider suspending or delisting our securities from the exchange.

The AMEX Company Guide provides that AMEX will normally consider suspending dealings in, or removing from the list, securities of a company which sustains net losses in its five most recent fiscal years and has stockholders’ equity of less than $6,000,000, unless the company has total market capitalization of at least $50,000,000, or total assets and revenue of $50,000,000. We have sustained net losses during our five most recent fiscal years, and as of the year ended December 31, 2006, our stockholders’ equity dropped to $1,319,890, from $3,365,602 for the year ended December 31, 2005. We do not meet the alternative minimum market capitalization or total asset and revenue requirements. As a result, we may be considered for suspension or delisting from AMEX. During May 2006, we received notification from AMEX that we were not in compliance with certain sections of the AMEX Company Guide. To maintain an AMEX listing, we were required to submit a plan to AMEX which demonstrates our ability to regain compliance with the continued listing standards within a maximum of 18 months. We submitted our plan to AMEX during June 2006. The Listing Qualifications Department of AMEX evaluated our plan and in September 2006 notified us that we had made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards by the end of the plan periods which AMEX determined to be November 15, 2006 for Section 1003(a)(iv) of the AMEX Company Guide and November 30, 2007 for Sections 1003(a)(i), 10033(a)(ii) and 1003(a)(iii) of the AMEX Company Guide. Accordingly, in September 2006, AMEX notified us that they would continue the listing of the Company subject to us making a public announcement disclosing the fact that we are not in compliance with the continued listing standards of the Exchange and that our listing is being continued pursuant to an extension and our providing certain supporting documentation of key elements of our plan. We made the required public announcement and provided the requested information. We are subject to periodic review to determine if we are making progress consistent with the plan. Failure to make progress consistent with the plan or regain compliance with the continued listing standards by the end of the applicable extension periods could result in the AMEX initiating delisting proceedings pursuant to Section 1009 of the AMEX Company Guide. There is no assurance that we will make progress consistent with the plan, or that we will be able to continue our listing on AMEX.

We have a history of significant recurring losses totaling approximately $74.5 million, and these losses may continue in the future.

As of June 30, 2007, we had an accumulated deficit of $74.5 million, and these losses may continue in the future. We will need to raise capital to cover these losses, and financing may not be available to us on favorable terms. In the event financing is not available, in the time frame required, we will be forced to sell certain of our assets or license our technologies to others. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability and we may never achieve profitability.

Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future. We may experience fluctuations in our quarterly results of operations as a result of:

•                  varying demand for and market acceptance of our technology and products;

•                  changes in our product or customer mix;

•                  the gain or loss of one or more key customers or their key customers, or significant changes in the        financial condition of one or more of our key customers or their key customers;

•                  our ability to introduce, certify and deliver new products and technologies on a timely basis;

•                  the announcement or introduction of products and technologies by our competitors;

•                  competitive pressures on selling prices;

•                  costs associated with acquisitions and the integration of acquired companies, products and technologies;

•                  our ability to successfully integrate acquired companies, products and technologies;

•                  our accounting and legal expenses; and

•                  general economic conditions.

These factors, some of which are not within our control, may cause the price of our stock to fluctuate substantially. To respond to these and other factors, we may need to make business decisions that could result in failure to meet financial expectations. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. Most of our expenses, such as employee compensation, inventory and debt repayment obligations, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if our revenue for a particular period were below our expectations, we would not be able to proportionately reduce our operating expenses for that period. Any revenue shortfall would have a disproportionately negative effect on our operating results for the period.

We have received a “going concern” opinion from our independent registered public accounting firm, which may negatively impact our business.

We have received a report from Stonefield Josephson, Inc., our independent registered public accounting firm, regarding our consolidated financial statements for the fiscal year ended December 31, 2006, which included an explanatory paragraph stating that the consolidated financial statements were prepared assuming we will continue as a going concern. The report also stated that our substantial net losses and monetary liabilities have raised substantial doubt about our ability to continue as a going concern. Any failure to dispel any continuing doubts about our ability to continue as a going concern could adversely affect our ability to enter into collaborative relationships with business partners, to raise additional capital and to sell our products, and could have a material adverse effect on our business, financial condition and results of operations.

We currently have limited cash resources and we will require additional funding to finance our working capital requirements for the next twelve months.

We currently have limited cash resources and we will require financing to fund our anticipated working capital requirements for at least the next twelve months. If we are not able to generate positive cash flows from operations in the near future, we will be required to seek additional funding through public or private equity or debt financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. If we are required to sell equity to raise additional funds, our existing stockholders may incur substantial dilution and any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding common stock. Also, we may be required to obtain funds through arrangements with third parties that require us to relinquish rights to certain of our technologies or products that we would seek to develop or commercialize ourselves. In addition, our ability to raise additional capital may be dependent upon our common stock being listed on AMEX. We cannot guarantee that we will be able to satisfy the criteria for continued listing on AMEX.

We depend upon a small number of large system sales ranging from $500,000 to in excess of $2,000,000, and we may fail to achieve one or more large system sales in the future.

In the past three years, we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $500,000 to $2,000,000. As a result, if we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

Our lengthy sales cycle may cause us to expend significant resources for as long as one year in anticipation of a sale to certain customers, yet we still may fail to complete the sale.

When considering the purchase of a large computerized identity management system, a government agency may take as long as one year to evaluate different systems and obtain approval for the purchase. If we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, agencies consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products and before they place an order with us, we may incur substantial selling costs and expend significant management effort to accomplish a sale.

A significant number of our customers are government agencies that are subject to unique political and budgetary constraints and have special contracting requirements which may affect our ability to obtain new government customers.

A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices.

We may fail to create new applications for our products and enter new markets, which may affect our future success.

We believe our future success depends in part on our ability to develop and market our technology for applications other than booking systems for the law enforcement market. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted and we cannot guarantee we will succeed in these goals.

We occasionally rely on systems integrators to manage our large projects, and if these companies do not perform adequately, we may lose business.

We occasionally act as a subcontractor to systems integrators who manage large projects that incorporate our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products or may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business may suffer.

If the patents we own or license, or our other intellectual property rights, do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

Our success depends significantly on our ability to protect our rights to the technologies used in our products. We rely on patent protection, trade secrets, as well as a combination of copyright and trademark laws and nondisclosure, confidentiality and other contractual arrangements to protect our technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, we cannot be assured that any of our pending patent applications will result in the issuance of a patent to us. The U.S. Patent and Trademark Office (“PTO”) may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the claims included in our patents.

Our issued and licensed patents and those that may be issued or licensed in the future may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. Additionally, upon expiration of our issued or licensed patents, we may lose some of our rights to exclude others from making, using, selling or importing products using the technology based on the expired patents. We also must rely on contractual rights with the third parties that license technology to us to protect our rights in the technology licensed to us. Although we have taken steps to protect our intellectual property and technology, there is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our employees. However, such agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we rely on the use of registered and common law trademarks with respect to the brand names of some of our products. Our common law trademarks provide less protection than our registered trademarks. Loss of rights in our trademarks could adversely affect our business, financial condition and results of operations.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

If third parties claim that we infringe their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling certain products.

Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not as yet a matter of public knowledge, or claimed trademark rights that have not been revealed through our availability searches. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

•                  increase the cost of our products;

•                  be expensive and time consuming to defend;

•                  result in us being required to pay significant damages to third parties;

•                  force us to cease making or selling products that incorporate the challenged intellectual property;

•                  require us to redesign, reengineer or rebrand our products;

•                  require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, the terms of which may not be acceptable to us;

•                  require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification to such parties for intellectual property infringement claims;

•                  divert the attention of our management; and

•                  result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

In addition, new patents obtained by our competitors could threaten a product’s continued life in the market even after it has already been introduced.

Existing or future acquisitions of businesses could negatively affect our business, financial condition and results of operations if we fail to integrate the acquired businesses successfully into our existing operations or if we discover previously undisclosed liabilities.

We completed the acquisitions of several companies, including G&A Imaging Ltd. (“G&A”) in April 2001, and we plan to continue to review potential acquisition candidates. Our business and our strategy include building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.

Successful acquisitions depend upon our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing. Even if we complete acquisitions, we may experience:

•                  difficulties in integrating any acquired companies, personnel and products into our existing business;

•                  delays in realizing the benefits of the acquired company or products;

•                  diversion of our management’s time and attention from other business concerns;

•                  limited or no direct prior experience in new markets or countries we may enter;

•                  higher costs of integration than we anticipated; and

•                  difficulties in retaining key employees of the acquired business who are necessary to manage these acquisitions.

In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize acquisition expenses and acquired assets. We may also discover deficiencies in internal controls, data adequacy and integrity, product quality, regulatory compliance and product liabilities that we did not uncover prior to our acquisition of such businesses, which could result in us becoming subject to penalties or other liabilities. Any difficulties in the integration of acquired businesses or unexpected penalties or liabilities in connection with such businesses could have a material adverse effect on our business, financial condition and results of operations.

We operate in foreign countries and are exposed to risks associated with foreign political, economic and legal environments and with foreign currency exchange rates.

With our acquisition of G&A, we have significant foreign operations. As a result, we are exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, remittance abroad and rates and methods of taxation.

RISKS RELATED TO OWNING OUR STOCK

The holders of our preferred stock have certain rights and privileges that are senior to our common stock, and we may issue additional shares of preferred stock without stockholder approval that could have a material adverse effect on the market value of the common stock.

Our Board of Directors has the authority to issue a total of up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders, without any further vote or action by the common stockholders. The rights of our common stockholders will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ImageWare. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued and may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock. At September 30, 2007 we had three series of preferred stock outstanding, Series B preferred stock, Series C 8% convertible preferred stock and Series D 8% convertible preferred stock.

The provisions of our Series B Preferred Stock prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of ImageWare’s business, the holders of the Series B Preferred Stock will be entitled to receive, in preference to any distribution to the holders of common stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends. Pursuant to the terms of our Series B Preferred Stock we are obligated to pay cumulative cash dividends on shares of Series B Preferred Stock from legally available funds at the annual rate of $0.2125 per share, payable in two semi-annual installments of $0.10625 each, which cumulative dividends must be paid prior to payment of any dividend on our common stock. As of September 30, 2007, the Company had cumulative undeclared dividends on the Series B Preferred Stock of approximately $21,197.

The Series C Preferred Stock has a liquidation preference equal to its stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon. The Series C Preferred Stock accrues cumulative dividends at the rate of 8.0% of the stated value per share per annum. At the option of the Company, the dividend payment may be made in the form of cash, after the payment of cash dividends to the holders of Series B Preferred Stock, or common stock issuable upon conversion of the Series C Preferred Stock. Each share of Series C Preferred Stock is convertible at any time at the option of the holder into a number of shares of common stock equal to the stated value (initially $1,000 per share, subject to adjustment), plus any accrued and unpaid dividends, divided by the conversion price (initially $1.50 per share, subject to adjustment). Subject to certain limitations, the conversion price per share shall be adjusted in the event of certain subsequent stock dividends, splits, reclassifications, dilutive issuances, rights offerings, and reclassifications. The Series C Preferred Stock generally does not have voting rights except as required by law, however, certain activities may not be undertaken by the Company without the affirmative vote of a majority of the holders of the outstanding shares of Series C Preferred Stock. As of September 30, 2007, the Company had cumulative undeclared dividends on the Series C Preferred Stock of approximately $162,175.

The Series D Preferred Stock has a liquidation preference equal to its stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon. The Series D Preferred Stock accrues cumulative dividends at the rate of 8.0% of the stated value per share per annum. At the option of the Company, the dividend payment may be made in the form of cash, after the payment of cash dividends to the holders of Series B and Series C Preferred Stock, or common stock issuable upon conversion of the Series D Preferred Stock. Each share of Series D Preferred Stock is convertible at any time at the option of the holder into a number of shares of common stock equal to the stated value (initially $1,000 per share, subject to adjustment), plus any accrued and unpaid dividends, divided by the conversion price (initially $1.90 per share, subject to adjustment). Subject to certain limitations, the conversion price per share shall be adjusted in the event of certain subsequent stock dividends, splits, reclassifications, dilutive issuances, rights offerings, and reclassifications. The Series D Preferred Stock generally does not have voting rights except as required by law, however, certain activities may not be undertaken by the Company without the affirmative vote of a majority of the holders of the outstanding shares of Series D Preferred Stock. As of September 30, 2007, the Company had cumulative undeclared dividends on the Series D Preferred Stock of approximately $67,562.

Our stock price has been volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares at or above the price you pay for those shares due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors.

Some specific factors that may have a significant effect on our common stock market price include:

•                  actual or anticipated fluctuations in our operating results or future prospects;

•                  our announcements or our competitors’ announcements of new products;

•                  the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•                  strategic actions by us or our competitors, such as acquisitions or restructurings;

•                  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•                  changes in accounting standards, policies, guidance, interpretations or principles;

•                  changes in our growth rates or our competitors’ growth rates;

•                  developments regarding our patents or proprietary rights or those of our competitors;

•                  our inability to raise additional capital as needed;

•                  concern as to the efficacy of our products;

•                  changes in financial markets or general economic conditions;

•                  sales of common stock by us or members of our management team; and

•                  changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

Future sales of our common stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

If registration rights that we have previously granted are exercised, then the price of our common stock may be adversely affected.

We have agreed to register with the SEC up to 2,016,666 shares of common stock, an additional 210,528 shares of common stock underlying our outstanding Series D Preferred Stock, and up to 1,273,416 shares of common stock underlying outstanding warrants, which are included in the registration statement of which this prospectus is a part. In the event these securities are registered with the SEC, they may be freely sold in the open market provided the registration statement of which this prospectus forms a part remains effective and subject to trading restrictions to which our affiliates holding the shares may be subject from time to time. We expect that we also will be required to register any securities sold in future private financings. The sale of a significant amount of shares in the open market, or the perception that these sales may occur, could cause the trading price of our common stock to decline or become highly volatile.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company.

Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes preferred stock, which carries special rights, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

We do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition. Furthermore, the terms of our Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock directly limit our ability to pay cash dividends on our common stock.

Securities analysts may not continue to cover our common stock or may issue negative reports, and this may have a negative impact on our common stock’s market price.

There is no guarantee that securities analysts will continue to cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about our business or us. If one or more of the analysts who cover us downgrades our stock, our stock price may decline rapidly. If one or more of these analysts ceases coverage of ImageWare, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, rules mandated by the Sarbanes-Oxley Act of 2002, and a global settlement reached between the SEC, other regulatory analysts and a number of investment banks in April 2003, may lead to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms will now be required to contract with independent financial analysts for their stock research. It may be difficult for companies with smaller market capitalizations, such as our company, to attract independent financial analysts that will cover our common stock, which could have a negative effect on our market price.

The large number of holders and lack of concentration of ownership of our common stock may make it difficult for us to reach a quorum or obtain an affirmative vote of our stockholders at future stockholder meetings.

Our stock is held in a large number of individual accounts with no one registered holder or group of registered holders individually accounting for more than 5% of our outstanding common stock. As a result, it may be difficult for us to reach a quorum or obtain an affirmative vote of a majority of our stockholders where either of those thresholds are measured based on the total number of shares of our common stock outstanding. Difficulty in obtaining a stockholder vote could impact our ability to complete any financing or strategic transaction requiring stockholder approval or effect basic corporate governance changes, such as an increase in the authorized number of shares of our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing patents, technologies, products, plans and objectives of management, markets for stock of ImageWare and other matters. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of ImageWare, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of this prospectus. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors,” may affect the operations, performance, development and results of our business. Because the factors discussed in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You are advised to read carefully the section titled “Risk Factors” beginning on page 3 of this prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to ImageWare or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.  Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of our common stock being offered under this prospectus is being sold by or for the account of the selling stockholders. We will not receive any proceeds from the sale of our common stock by or for the account of the selling stockholders.  However, we will receive proceeds to the extent the selling stockholders exercise their warrants for cash.  Any such proceeds will be used for general corporate purposes.  General corporate purposes may include capital expenditures, repayment of debt, possible acquisitions, investments and any other purposes that we may specify in any prospectus supplement.

SELLING STOCKHOLDERS

The following table sets forth certain information available to us as of November 5, 2007 with respect to persons for whom we are registering the selling stockholders’ securities for resale to the public. We will not receive any of the proceeds from the sale of the selling stockholders’ securities. Beneficial ownership of the selling stockholders’ securities by such selling stockholders after the offering will depend on the number of selling stockholders’ securities sold by each selling stockholder. This assumes that selling stockholders will still hold shares that are not registered hereby.

In September 2007, we completed a financing pursuant to which the Company sold to certain accredited investors (the “Investors”) an aggregate of 2,016,666 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a purchase price of $1.50 per share for aggregate gross proceeds of approximately $3.0 million, and issued to the Investors warrants (the “Warrants”) to purchase up to an aggregate of 1,008,333 shares of common stock of the Company with an exercise price of $1.67 per share (the “Financing”). The warrants become exercisable on March 26, 2008.  As part of the Financing, we entered into a registration rights agreement (the “Rights Agreement”) with the Investors covering the resale of the Shares, all shares of common stock issuable upon exercise of the Warrants, and all shares of common stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event contemplated by Rule 416 of the Securities Act, with respect to the foregoing, with certain exceptions described in the Rights Agreement.  Pursuant to these registration rights, the shares of common stock issuable upon exercise of the Warrants and the Shares are being registered hereunder.  Empire Financial Group, Inc. acted as placement agent and financial advisor to the Company in connection with the Financing. In connection with its services, we issued Empire and certain of its affiliates warrants to purchase up to an aggregate of 151,249 shares of common stock and agreed to register these shares for resale. Accordingly, the shares of common stock issuable upon exercise of these warrants are being registered hereunder.

The table below also contains information for selling stockholders who hold (i) warrants previously issued by us (the “Prior Warrants”) and (ii) Series D Preferred Stock previously issued by us (the “Series D Stock”), each with certain antidilution and registration rights.  Upon the consummation of the Financing, (i) the exercise price and number of shares issuable upon exercise of the Prior Warrants were adjusted, resulting in an additional 113,834 shares of common stock becoming issuable upon the exercise of the Prior Warrants, and (ii) the conversion price and number of shares issuable upon conversion of the Series D Stock were adjusted, resulting in an additional 210,528 shares of common stock becoming issuable upon conversion of the Series D Stock.  We have agreed to register for resale all of the shares of common stock issuable as a result of these antidilution adjustments upon exercise of the Prior Warrants.

The table below presents information regarding the selling stockholders and the shares of our common stock that they may offer and sell from time to time under this prospectus. Percentages of beneficial ownership are based upon 16,776,785 shares of common stock issued and outstanding as of November 5, 2007.

We considered the following factors and made the following assumptions regarding the table:

•                  except as otherwise noted in footnote (2) to the table, beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholder the right to acquire common stock within 60 days of November 5, 2007;

•                  unless otherwise indicated below, to our knowledge, the selling stockholders named below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law; and

•                  the selling stockholders may sell all of the securities offered by this prospectus under certain circumstances.

Notwithstanding these assumptions, the selling stockholders may sell less than all of the shares listed on the table. In addition, the selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares since the date on which the information in the table below is presented. The shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares of common stock that the selling stockholders will sell under this prospectus. Information about the selling stockholders may change over time.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The calculation of the shares beneficially owned below does not take into account this 4.99% beneficial ownership limitation.

	NUMBER OF
	SHARES
	BENEFICIALLY
	OWNED	SHARES OF	SHARES BENEFICIALLY OWNED
	BEFORE OFFERING	COMMON STOCK	AFTER OFFERING
SELLING STOCKHOLDERS (1)	(2)	BEING OFFERED (3)	NUMBER (3)	PERCENTAGE

AJW Offshore Ltd. (4)(5)	27,758	4,627	23,131	*
AJW Partners, LLC (6)(5)	5,006	835	4,171	*
AJW Qualified Partners, LLC (7)(5)	12,286	2,048	10,238	*
Asset Factoring Ansbacher Bahamas Ltd. (8)(5)	45,503	7,584	37,919	*
Bank of America NA & Harrison H. Augur Co-Trustees Laura T.H. Hoblitzelle T/U/W dtd 2/1/1929 FBO Harrison H. Augur (9)	75,000	75,000	0	*
Corman Foundation, Inc. (10)(5)	22,752	3,792	18,960	*

	NUMBER OF
	SHARES
	BENEFICIALLY
	OWNED	SHARES OF	SHARES BENEFICIALLY OWNED
	BEFORE OFFERING	COMMON STOCK	AFTER OFFERING
SELLING STOCKHOLDERS (1)	(2)	BEING OFFERED (3)	NUMBER (3)	PERCENTAGE

Cranshire Capital, L.P. (11)	337,507	218,961	118,546	*
Empire Financial Group, Inc. (12)(5)	56,415	44,415	12,000	*
Eugene and Natalie Ciner (13)	4,551	759	3,792	*
Gruber & McBaine International (14)	593,246	108,948	484,298	2.9%
Harrison H. Augur Smith Barney 401-K Prototype, Harrison H. Augur, Trustee (15)	128,613	14,035	114,578	*
Iroquois Master Fund Ltd. (16)	357,606	139,220	218,386	1.3%
J. Patterson McBaine (17)	494,159	89,035	405,124	2.4%
JMR Capital Partners II LTD (18)	69,299	49,999	19,300	*
JMR Capital Partners LTD (19)	340,599	249,999	90,600	*
Jon D. and Linda W. Gruber Trust (20)	136,880	75,000	61,880	*
Kenneth H. Robertson (21)	24,999	24,999	0	*
Lagunitas Partners LP (22)	1,904,499	421,755	1,482,744	8.7%
Little Bear Investments, LLC (23)	79,402	7,200	72,202	*
Michael R. Jacks (24)(5)	210,117	51,817	158,300	*
Neal Goldman IRA (25)	600,000	600,000	0	*
New Millennium Capital Partners II, LLC (26)(5)	455	76	379	*
Patience Partners, L.P. (27)	115,000	75,000	40,000	*
Porter Partners, L.P. (28)	150,000	150,000	0	*
RHP Master Fund, Ltd. (29)	250,002	250,002	0	*
RMW Envirovest (30)(5)	22,752	3,792	18,960	*
Robert D van Roijen, Jr. TTEE U/A DTD 12-14-82 FBO Robert D van Roijen, Jr. (31)	1,411,169	670,176	740,993	4.3%
Sean Greene (32)	22,752	3,792	18,960	*
Taylor Family Trust, Trude C. Taylor, Trustee (33)	233,798	3,982	229,816	1.4%
The Kybartai Trust (34)	45,503	7,584	37,919	*
The Wallace Foundation (35)	79,087	15,719	63,368	*
Thomas R. Noonan IRA (36)	24,999	24,999	0	*
Trustees of Hamilton College (37)	79,793	15,860	63,933	*
Union Financial Corporation (38)	3,200	3,200	0	*

	NUMBER OF
	SHARES
	BENEFICIALLY
	OWNED	SHARES OF	SHARES BENEFICIALLY OWNED
	BEFORE OFFERING	COMMON STOCK	AFTER OFFERING
SELLING STOCKHOLDERS (1)	(2)	BEING OFFERED (3)	NUMBER (3)	PERCENTAGE

Valkyrie Leasing, LLC (39)	91,007	15,168	75,839	*
William Corbett (40)	69,451	51,817	17,634	*
Zachary Prensky (41)	190,131	19,415	170,716	1.0%

* Represents beneficial ownership of less than 1%

(1)	Unless otherwise noted, this table is based on information supplied to us by the selling stockholders and certain records of the Company.

(2)

Under the terms of the Warrants, a selling stockholder may not convert exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The calculation of the shares beneficially owned in this column does not take into account this 4.99% beneficial ownership limitation.

(3)

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(4)	Comprised of 27,758 shares of common stock issuable upon exercise of warrants. Corey S. Ribotsky has voting and investment control over these shares.

(5)	This information is based on certain records of the Company.

(6)	Comprised of 5,006 shares of common stock issuable upon exercise of warrants. Corey S. Ribotsky has voting and investment control over these shares.

(7)	Comprised of 12,286 shares of common stock issuable upon exercise of warrants. Corey S. Ribotsky has voting and investment control over these shares.

(8)

Comprised of 45,503 shares of common stock issuable upon exercise of warrants. Charles Johnston, vice president of investing of Asset Factoring Ansbacher Bahamas Ltd., has voting and investment control over these shares.

(9)

Comprised of 50,000 shares of common stock held directly and 25,000 shares of common stock issuable upon exercise of warrants. Bank of America NA and Harrison H. Augur are co-trustees and share voting and investment control over these shares.

(10)	Comprised of 22,752 shares of common stock issuable upon exercise of warrants. James Corman, president of Corman Foundation, Inc., has voting and investment control over these shares.

(11)

Comprised of 143,434 shares of common stock held directly and 194,073 shares of common stock issuable upon exercise of warrants. Mitchell P. Kopin, the president of Downsview Capital, Inc., or DCI, the general partner of Cranshire Capital, L.P., or CCLP, has sole voting control and investment discretion over these shares. Each of Mitchell P. Kopin and DCI disclaims beneficial ownership of the shares held by CCLP.

(12)

Comprised of 56,415 shares of common stock issuable upon exercise of warrants. Steve Rabinivice, the chief executive officer of Empire Financial Group, Inc., has voting and investment control over these shares.

(13)	Comprised of 4,551 shares of common stock issuable upon exercise of warrants.

(14)

Comprised of 98,760 shares of common stock held directly, 266,666 shares of common stock issuable upon conversion of Series C Preferred Stock, 90,000 shares of common stock issuable upon conversion of Series D Preferred Stock and 137,820 shares of common stock issuable upon exercise of warrants. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, LLC, have shared voting and investment control over these shares.

(15)

Comprised of 58,000 shares of common stock held directly, 66,666 shares of common stock issuable upon conversion of Series D Preferred Stock and 3,947 shares of common stock issuable upon exercise of warrants. Harrison H. Augur is the trustee and has sole voting and investment control over these shares.

(16)

Comprised of 83,333 shares of common stock held directly and 274,273 shares of common stock issuable upon exercise of warrants. Joshua Silverman has voting and investment control over these shares. Mr. Silverman disclaims beneficial ownership over these shares.

(17)

Comprised of 69,379 shares of common stock held directly, 266,666 shares of common stock issuable upon conversion of Series C Preferred Stock, 66,666 shares of common stock issuable upon conversion of Series D Preferred Stock, and 91,448 shares of common stock issuable upon exercise of warrants. J. Patterson McBaine, as a manager of Gruber & McBaine Capital Management, LLC, has shared voting and investment control over the shares being sold by Gruber & McBaine International and Lagunitas Partners as referenced in footnotes 14 above and 22 below, respectively.

(18)

Comprised of 52,633 shares of common stock held directly and 16,666 shares of common stock issuable upon exercise of warrants. Back Bay Management, or BBM, is the general partner of JMR Capital Partners II LTD. J. Michael Reisert is the president of BBM and has sole voting and investment control over these shares.

(19)

Comprised of 257,266 shares of common stock held directly and 83,333 shares of common stock issuable upon exercise of warrants. JMR Group is the general partner of JMR Capital Partners LTD. J. Michael Reisert is the president of JMR Group and has sole voting and investment control over these shares.

(20)

Comprised of 69,379 shares of common stock held directly and 67,501 shares of common stock issuable upon exercise of warrants.  Jon D. Gruber is the trustee and has voting and investment control over these shares.

(21)	Comprised of 16,666 shares of common stock held directly and 8,333 shares of common stock issuable upon exercise of warrants.

(22)

Comprised of 356,280 shares of common stock held directly, 800,000 shares of common stock issuable upon conversion of Series C Preferred Stock, 293,333 shares of common stock issuable upon conversion of Series D Preferred Stock, and 454,886 shares of common stock issuable upon exercise of warrants. Jon D. Gruber and J. Patterson McBaine, managers of Gruber & McBaine Capital Management, LLC, have shared voting and investment control over these shares.

(23)	Comprised of 79,402 shares of common stock issuable upon exercise of warrants. Zachary Prensky and

Jeffrey Mann have shared voting and investment control over these shares. Zachary Prensky, an affiliate and 50% owner of Little Bear Investments, LLC, or Little Bear, directly owns 190,131 shares of common stock issuable upon exercise of warrants referenced in footnote 41 below. Little Bear disclaims any ownership or control over common stock and warrants held directly by Mr. Prensky.

(24)	Comprised of 210,117 shares of common stock issuable upon exercise of warrants.

(25)	Comprised of 400,000 shares of common stock held directly and 200,000 shares of common stock issuable upon exercise of warrants. Neal Goldman has voting and investment control over these shares.

(26)	Comprised of 455 shares of common stock issuable upon exercise of warrants. Corey S. Ribotsky has voting and investment control over these shares.

(27)

Comprised of 90,000 shares of common stock held directly and 25,000 shares of common stock issuable upon exercise of warrants. Harrison H. Augur and Robert van Roijen, Jr. are the managing partners of Patience Partners, L.P. and have shared voting and investment control over these shares.

(28)

Comprised of 100,000 shares of common stock held directly and 50,000 shares of common stock issuable upon exercise of warrants. Jeffrey H. Porter is the general partner of Porter Partners, L.P. and has voting and investment control over these shares.

(29)

Comprised of 166,668 shares of common stock held directly and 83,334 shares of common stock issuable upon exercise of warrants. RHP Master Fund, Ltd., or RHPMF, is a party to an investment agreement with Rock Hill Investment Management, L.P., or RHIM, a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, RHIM directs the voting and disposition of shares owned by RHPMF. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s securities owned by RHPMF.

(30)	Comprised of 22,752 shares of common stock issuable upon exercise of warrants. Michael Withers has voting and investment control over these shares.

(31)

Comprised of 858,100 shares of common stock held directly, 333,333 shares of common stock issuable upon conversion of Series D Preferred Stock and 219,736 shares of common stock issuable upon exercise of warrants. Robert D. van Roijen, Jr. is the trustee and has voting and investment control over these shares.

(32)	Comprised of 22,752 shares of common stock issuable upon exercise of warrants.

(33)

Comprised of 209,908 shares of common stock held directly and 23,890 shares of common stock issuable upon exercise of warrants. Trude C. Taylor is the trustee and has sole voting and investment control over these shares.

(34)	Comprised of 45,503 shares of common stock issuable upon exercise of warrants. Zachary Prensky is the trustee of the Kybartai Trust and has sole voting and investment control over these shares.

(35)

Comprised of 74,666 shares of common stock issuable upon conversion of Series D Preferred Stock and 4,421 shares of common stock issuable upon exercise of warrants. The following are officers of The Wallace Foundation:  M. Christine DeVita, president, Rob D. Nagel, treasurer & director of investments, Mary E. Geras, assistant treasurer and director of finance, and Sharon W. Clark, director of operations. Any two such officers acting together may exercise voting and investment control over these shares.

(36)	Comprised of 16,666 shares of common stock held directly and 8,333 shares of common stock issuable upon exercise of warrants. Thomas R. Noonan has voting and investment control over these shares.

(37)

Comprised of 75,333 shares of common stock issuable upon conversion of Series D Preferred Stock and 4,640 shares of common stock issuable upon exercise of warrants. Peter J. Blanchfield, chief investment officer and Karen Leach, vice president of administration and finance, of the Trustees of Hamilton College have shared voting and investment control over these shares.

(38)	Comprised of 3,200 shares of common stock issuable upon exercise of warrants. Thomas R. Noonan is the president of Union Financial Corporation and has voting and investment control over these shares.

(39)	Comprised of 91,007 shares of common stock issuable upon exercise of warrants. Charles Simonyi has voting and investment control over these shares.

(40)	Comprised of 69,451 shares of common stock issuable upon exercise of warrants.

(41)

Comprised of 190,131 shares of common stock issuable upon exercise of warrants. Zachary Prensky is an affiliate and 50% owner of Little Bear Investments, LLC, or Little Bear. Mr. Prensky beneficially owns the securities held by Little Bear referenced in footnote 23 above. Mr. Prensky is also the trustee of The Kybartai Trust and beneficially owns the securities held by The Kybartai Trust referenced in footnote 34 above.

Selling stockholders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act.  In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholders (a) did not acquire its Common Stock, warrants or underlying stock in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock, warrants or underlying common stock.

RELATIONSHIP OF SELLING STOCKHOLDERS TO THE COMPANY

Gruber & McBaine Capital Management, LLC and its affiliates, which include Lagunitas Partners, LP and Gruber & McBaine International, beneficially own more than 10% of our issued and outstanding common stock.  J. Patterson McBaine, a selling stockholder, together with Jon D. Gruber, exercises voting and investment control over the shares held by Gruber & McBaine Capital Management, LLC, Lagunitas Partners, LP, and Gruber & McBaine International. In addition, Empire Financial Group, Inc. served as a placement agent for our Financing, as well as our private placement of Series C Preferred Stock and warrants to purchase common stock completed in November 2006. None of the other selling stockholders listed above has held any position or office, or has had any material relationship, with us or any of our affiliates within the past three years.

PLAN OF DISTRIBUTION

We are registering the sale of shares of our common stock on behalf of the selling stockholders. A selling stockholder is a person named in the section entitled “selling stockholders” and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift or other non-sale related transfer.

We do not know of any plan of distribution for the resale of our common stock by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares.

Each selling stockholder of the common stock may, from time to time, sell any or all of their shares of common stock on AMEX or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          a combination of any such methods of sale; or

•                                          any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions entered into after the effective date of the registration statement of which this prospectus is a part, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

Stonefield Josephson, Inc., independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Stonefield Josephson, Inc.’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, San Diego, California.

WHERE YOU CAN FIND MORE INFORMATION

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our website address is www.iwsinc.com. Information contained in, or accessible through, our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering:

(1)

Our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on April 17, 2007, as amended pursuant to our Annual Report on Form 10-K/A filed on each of April 30, 2007, May 7, 2007 and May 9, 2007;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on May 15, 2007;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the SEC on August 14, 2007;

(4)

Our Current Reports on Form 8-K (other than information contained in Current Reports on Form 8-K that is furnished, but not filed) filed with the SEC on March 15, 2007, April 3, 2007, May 21, 2007, August 14, 2007, September 26, 2007 and October 18, 2007; and

(5)	The description of the common stock included in our registration statement on Form 8-A, filed with the SEC on March 21, 2000.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Corporate Secretary
ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127
Telephone: (858) 673-8600

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling stockholders.  All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$179
Legal fees and expenses	40,000
Accounting fees and expenses	5,000
Printing expenses	20,000
Miscellaneous fees and expenses	5,000
Total	$70,179

Item 15.  Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The registrant’s certificate of incorporation and bylaws provide for the indemnification of directors and officers of the Registrant to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•                                          or any transaction from which the director derives an improper personal benefit;

•                                          for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                                          for improper payment of dividends or redemptions of shares; or

•                                          for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The registrant’s certificate of incorporation and bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to the registrant of an undertaking if required by the DGCL, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the registrant.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors, officers or key employees as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any of its officers or directors.

The registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.  Exhibits

Number	Exhibit
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in their opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in signature page hereto)

Item 17.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 7th day of November, 2007.

IMAGEWARE SYSTEMS, INC.

By:	/s/ S. James Miller, Jr.
S. James Miller, Jr.
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. James Miller, Jr. and Wayne Wetherell, and each of them, as his true and lawful attorney-in-fact and agent, each with the full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any and all post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ S. James Miller, Jr.	Chief Executive Officer and Chairman of the	November 7, 2007
S. James Miller, Jr.	Board of Directors (Principal Executive Officer)

/s/ Wayne Wetherell	Senior Vice President, Administration and	November 7, 2007
Wayne Wetherell	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John Callan	Director	November 7, 2007
John Callan

/s/ David Carey	Director	November 7, 2007
David Carey

/s/ Patrick J. Downs	Director	November 7, 2007
Patrick J. Downs

/s/ G. Steve Hamm	Director	November 7, 2007
G. Steve Hamm

/s/ John L. Holleran	Director	November 7, 2007
John L. Holleran

/s/ David Loesch	Director	November 7, 2007
David Loesch

EXHIBIT INDEX

Number	Exhibit
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in their opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in signature page hereto)